Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 2nd Quarter 2015

July 21, 2015   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Craig W. Kliethermes — Executive Vice President, Operations (RLI Insurance Company)

Thomas L. Brown — Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Randy Binner	FBR Capital Markets & Co.
Mark A. Dwelle	RBC Capital Markets LLC
Meyer Shields	Keefe, Bruyette & Woods, Inc.
Ken Billingsley	Compass Point Research & Trading LLC

RLI CORP.

Moderator: Aaron Jacoby

July 21, 2015

10:00 a.m. (CT)

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. second-quarter earnings teleconference. At this time, I would like to inform you that the conference is being recorded and that all participants are in a listen-only mode. At the request of the Company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company’s various SEC filings, including in the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second-quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consists of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company’s website at www.rlicorp.com.

I would now like to turn the conference over to RLI’s Vice President, Corporate Development, Mr. Aaron Jacoby.

Aaron Jacoby:  Thank you. Good morning, everyone. Welcome to the RLI earnings call for the second quarter of 2015. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; Tom Brown, Vice President and Chief Financial Officer; and Craig Kliethermes, Executive Vice President, Operations. I’m going to turn the call over to Tom first to give some brief opening comments on the quarter’s financial results. Then Mike and Craig will talk about operations and market conditions. Next, we will open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown:  Thanks, Aaron. Good morning, everyone. We are pleased to announce an excellent second quarter. Starting with our key metric, we achieved a 79.8 combined ratio in the quarter, which brings our first half in at just under an 85 combined ratio. Profits were strong across each of our three segments. Casualty, our largest segment, achieved an 81 combined ratio, property an 88, and surety came in at an impressive 63. Included in these results was $30 million of net favorable reserve development, offset by $6 million of storm loss activity during the quarter. While underwriting margins were excellent, on the premium side, growth actually accelerated a bit from the first quarter.

You will recall that for several quarters now we have discussed our exit from the crop reinsurance business. Although this impact first showed up in the prior quarter, the seasonal impact in the second quarter was significant. Quarter-over-quarter, the decline in crop gross premium was $31 million. However, the impact on earnings was nominal. This drove the headline gross premium for the quarter to a negative 6%, but without this impact, premium actually advanced 7%.

Growth was driven by both our casualty and surety segments, up 14% and 7% respectively, and was generally spread across a number of our products, while our property segment declined 9% exclusive of crop as we continue to fight headwinds in the E&S property market brought on by the inflow of alternative capital. Mike and Craig will go into more detail on these products and pricing trends in a minute.

Turning to investments, investment income remains a challenge as we reinvest maturities and cash flows below the average yields on existing positions. As a result, investment income was down nearly 4% in the quarter. With the portfolio’s total return flat on the year and slightly negative during the second quarter, our underwriting results played a significant role in driving book value per share growth, which was up 4.2% year-to-date inclusive of dividends paid. Maui Jim, our minority investment, continued to post growth in earnings, up 5%, as did our other minority investment in Prime Insurance this quarter compared to the second quarter of 2014. We are pleased with the performance of both of these investments.

In total, we achieved diluted operating earnings per share of $0.77, up 17% from last year. With that, I’ll turn the call over to Mike Stone. Mike?

Mike Stone:  Thanks, Tom. Good morning, everybody. An outstanding underwriting quarter by anyone’s definition. We brand ourselves as an underwriting company, and we are true to our brand even as the market continues to be more difficult. As Tom indicated, a combined ratio of 79, all three segments under a 90 combined ratio, while gross written premium, ex-crop, up — that is with an “o” by the way — up 7%.

Now with a little bit of insurance market commentary. Our casualty still holding up, flat to up slightly rate-wise. Craig will provide a little more color here. We were able to grow premium by 14% in the quarter, led by transportation up some 31%, commercial umbrella up 24%, our architects and engineers professional liability up 18%.

Transportation is illustrative of our discipline and focus on underwriting while providing superior customer service. While many carriers exited transportation over the past couple years, throughout we maintained our discipline, reduced our writing; now that opportunities present themselves at adequate rates and appropriate terms and conditions, we are there to meet our customer needs. A number of customers left for lower prices, and they are now back in the fold, properly rated, and welcoming of our service capabilities. That’s our value proposition — better service, better outcomes, equates to better deals for our customers over time.

In addition, our commercial umbrella and our personal umbrella products continue to grow, up 24% and 4%, respectively, and producing underwriting profits in both spaces. Our general liability business, primary liability business, our largest business over the past decade, continues to perform well with gross written premiums up some 9% as we continue to reduce our exposure to habitational business. I’m not sure how anyone writes E&S, excess and surplus lines, habitational business profitably in the current rate environment. So overall, casualty continues to be a solid, growing segment in an increasingly competitive market.

Property — you’ve already heard about the loss of the crop premium, which, by the way, was really not very profitable for us. Our E&S property is also very competitive, with rates down — Craig will again speak to that in more detail — as alternate capital attacks space aggressively. I won’t say their behavior is profligate, but returns on this business shrunk over the past several years. We continue to maintain our discipline, looking to out-service our competition and find opportunities to enable us to maintain our capabilities. We are working on a number of opportunities that will enable us to better exploit our talents. That is our underwriting expertise. In addition, I’d say we will see what happens to all the new capital when a major US cat strikes. And in our Marine business, it continues its return with a profitable quarter. My kudos to them and their hard work.

Surety — gross written premium up 7% and all our segments are performing well. We continue to develop our systems capabilities to allow us to capture more of the profitable miscellaneous business by being even easier to do business with. There also continues to be considerable competition in this segment. I think I mentioned in the last several quarters a number of new entrants. All I can say to the many new entrants: it’s not that easy. We have superior underwriters, significant underwriting knowledge and experience, and superior technology capability, which will enable us to outperform over time.

Overall, a terrific quarter. My congratulations to all our underwriters, claim and support staff for all their efforts this quarter. Thank you.

Craig Kliethermes:  Thank you, Mike. I’m going to talk a little bit about the reinsurance placement for the quarter and the general pricing environment. Our reinsurance placements — our observation for 7/1 is the market was still soft. We feel we are getting more for our reinsurance dollar than ever before, higher expected ceded loss ratios, broader coverage and better security and a more diversified panel. I believe this is a testament to our great underwriting track record, our aligned interests in a pretty soft reinsurance market.

In the quarter, we placed a Marine, D&O, and property cat proportional treaty and continue to see about 10% to 15% risk-adjusted rate improvement in terms of conditions. These better terms and rates allow us to continue to see net retained premium growth outpace the gross topline, and it also increases our pricing flexibility on the best accounts, allowing us to maintain underwriting margins.

On the price level in our markets, overall it has been pretty stable, as Mike said, with most of our products seeing rate changes for the quarter and year-to-date in the plus to minus 3% range. Property cat continues to be the exception with rates down about 15%. Wind down a little more, earthquake down a little less. On an undiversified basis, we believe the market is pricing this business below double-digit returns. Our exposures have shrunk about 5% to 10% this year as a result, but we will continue to select our spots in this business.

We are also seeing a little more rate give back in our E&S casualty business, particularly for physicians professional liability. On a more positive note, D&O rates seem to have flattened a bit, and we continue to get rate in excess of trend on most of our auto, marine, and recreational vehicle business. The market is in a position where underwriting selection and discipline really do differentiate. We are fortunate to be in an enviable position where we have an outstanding and consistent selectors of risk and exceptional arbiters of claims. Our people, our relationships, and our service matter, and we will continue to use these advantages to grow where the opportunities arise.

Aaron Jacoby:  Great. Thanks, Craig. We can now turn the call over for questions.

Operator:  (Operator Instructions). Randy Binner.

Randy Binner:  I had a question on the favorable reserve activity in the quarter, which was significant. Hoping to get a little bit more color and particularly not so much on specific business lines beyond just generic like casualty, but on accident years and whether or not you are seeing more contribution from the more recent accident years, call them 2012 and later, where there was a mini-hard market, the economy was pretty good, versus more legacy years. So is there any way to provide color on how much of the contribution or how the trend is developing in those more recent accident years as far as what is coming through in the redundancy?

Tom Brown:  I’ll start and perhaps Craig will chime in with a few other thoughts. I think the first part of your question — it really is across the board, casualty being the largest driver, approximately about $23 million, really spread over almost all the lines and more the recent accident years, from 2010 to about 2014. Property, some favorable development on marine, again in the 2010 to 2014, about half of it being in the most recent accident year, 2014. And then surety was pretty much across all lines — commercial, contract, miscellaneous, oil and gas — in the most recent two accident years, 2013 and 2014. And it compares fairly consistent with a year ago, the $30 million to $31 million this year compared to about $23 million last year. Craig, do you want to…

Craig Kliethermes:  The only thing I would add is what you said about consistency. I mean if you go back and look at last year, it’s usually those three previous accident years that drive most of the — and we don’t have really long-duration products. So those three previous accident years are usually responsible for the bulk of the reserve release.

Randy Binner:  Right. Understood. That’s helpful. And then on just on Mike’s opening comments, I missed some of the numbers. You said transportation, I think, was up 30%. Commercial umbrella was up 18%. What was the last one that had the higher growth?

Mike Stone:  Well, the three of them are transportation, commercial umbrella, and architects’ and engineers’ professional liability.

Randy Binner:  Okay. And that was up high teens?

Mike Stone:  Yes. I forget exactly what the number was.

Randy Binner:  And so those are obviously the big drivers of the casualty topline. And then I guess there’s one more, and I’ll drop back in. But just jumping over to the — I think you’ve had comments on this for at least a couple quarters, that the alternative capital is coming in, and we see that a lot. This is for property and E&S. So is there areas in particular to focus on, or are there new conduits they are using? Is your view that it might be foreign capital from places where a double-digit return sounds pretty darn good? Any color on what you are seeing there because it would be, I think, helpful for us to see how sustainable it is because for some Japanese folks, for instance, low double digits might be real good for them on wind and quake.

Mike Stone:  So it’s coming from all kinds of places, right? It’s coming from pension funds. It’s coming from hedge funds. I’m sure some of it is foreign capital. And certainly at least everything we hear and also everything our underwriters are seeing is that they are acceptable of returns somewhat less than we have been in the past. So is that sustainable over time? Is that sustainable as interest rates go up? Is that sustainable following a major US cat event? I think those are questions that have yet to be answered. But certainly in a benign loss period, which we have been through, it certainly looks like these returns are pretty nice. So I guess we’ll see. Frankly, over time you need to make a decent return, and capital is capital. So we will see what happens.

Randy Binner:  That’s helpful. I’ll drop back in, and I’m sure other guys have questions. Thanks a lot.

Operator:  Mark Dwelle.

Mark Dwelle:  I had actually planned to ask about this topic before you guys reported strong results on it, but I wanted to drill down into the transportation line a bit. The overall growth in the quarter was very strong, and I was wondering if you could characterize, first, some of the splits between how much of that was rate, how much might be new business in general, and how much might be the byproduct of more economic activity, unit count exposure, et cetera.?

Craig Kliethermes:  I’ll try and Mike can jump in. I’d say the rate is about 3% or 4% across most of our auto businesses, particularly in that transportation business. I think Mike alluded to this earlier, we had quite a few accounts come back to us that have been previous customers. We do deals typically with larger customers, so the premium could be a little lumpy in that business. But quite frequently, we will have customers leave us, realize that there was some value there, additional value, worthy of paying an additional price, particularly our claim service. We value greatly and differentiate ourselves, I think, in claim service and underwriting knowledge in that space. So I think some of those folks came back to us in recognition of that, realized that decrease in price wasn’t worth it when they had somebody that didn’t know how to handle their claims. And then there was some exposure increase, obviously, with those customers coming back. But it is very lumpy with some larger accounts.

Mark Dwelle:  So it’s probably fair to characterize the majority of the premium growth as really being new business wins as compared to being any kind of material rate-driven increases?

Craig Kliethermes:  That’s correct.

Mark Dwelle:  Okay. And then the second question in that is you guys have obviously done reasonably well in this line for some time, but a lot of companies have fairly abysmal results, particularly just in terms of large losses and so forth. Is there something that you are seeing or something that you are aware of that seems to be driving that trend? Surely the results are not simply just all inadequate pricing. There does seem to be something happening on the actual loss side that seems to be contributing.

Mike Stone:  First off, I’d say that a number of the carriers that experienced abysmal — that’s your word, probably not inaccurate, by the way — results were writing through a number of MGAs and in many instances were allowing MGAs, TPAs, or selected TPAs to handle their claims. And so they were getting inadequate rates, and they probably weren’t handling the claims up to what we would think would be appropriate claim handling.

So what we have done is, I think, as Jon Michael likes to say, we underwrite all our own business. So we underwrite this business. And as our lead product guy says, I know I’m going to have losses. I have got a rate for those losses, and I’ve got to make sure that I’m getting adequate deductibles, and I’ve got to make sure that my claims staff is up to snuff. So I think it’s a combination of those things, and we will let business walk away. It’s much harder for an MGA to let business walk away.

Mark Dwelle:  Okay. The last question I have related to transportation — I’m sorry for drilling down into this one so deeply, but it’s kind of an interesting line. More and more transportation providers of all sizes and all vehicle classes are using different monitoring technology on their drivers and even speed regulation, et cetera. Is that something that you take account of in the underwriting process? I assume it’s something that’s viewed favorably to the extent that people have it. But is that actually a driver of underwriting at this point?

Craig Kliethermes:  We do factor that in. It’s not a specific rating variable at this point in time, but it’s qualitatively factored into the price. So they do give scheduled credits and debits based on quality of management, and part of under quality of management is how they monitor their drivers. And you are correct that a lot of these organizations have become even more professional in the way they monitor their drivers, not just the hours they are driving, but also how they are driving, the speed they are driving. The more sophisticated people in this business that are in the transportation business themselves, they are doing even more around the logistics side and capturing data.

Mark Dwelle:  Okay. I’ll stop there. Thanks very much.

Operator:  Meyer Shields.

Meyer Shields:  You mentioned before the return of some transportation clients. I know that it’s lumpy because they are large accounts, but is there any seasonality to that in terms of maybe agents recommending that their clients take another look at who they are buying insurance from?

Mike Stone:  I’m sorry. Is it on transportation, Meyer?

Meyer Shields:  Yes.

Mike Stone:  I don’t think so. I don’t think there’s any seasonality to speak of. It depends on when their renewal is, but I don’t think there’s — I think there’s probably more losses in the summertime when they are out driving faster, et cetera. But I don’t think there is any on opportunities.

Operator: Ken Billingsley.

Ken Billingsley:  Just two questions here. One of them on the reinsurance side, we have seen the retention ratio move up. I believe a lot of that has to do with that your reinsurance costs have gone down. Is there a mix where you’re actually retaining some more business, or is it almost all cheaper reinsurance?

Jon Michael:  This is Jon Michael. Mainly mix determines that.

Ken Billingsley:  Mix from a reinsurance standpoint or whether you are increasing your retention?

Craig Kliethermes:  Well, if you look at the retention like the overall retention for our Company, I think it has gone from 80% to 85%, if you look at our net written premium to gross written premium. A big part of that is driven by crop this year. The combination of crop and rate reductions is the real driver this year. Yes, in the past, I’ll say back in 2013, we did restructure our reinsurance. So that had an impact back then. But this year we really didn’t take any bigger net retentions, none that were worthy of speaking of. We have bought more limit in some spots where the pricing was reasonable. So that has mostly come through the combination of crop. As Jon said, the loss of crop had about probably a 3-point impact from 80% to 85, and the other two points is mostly from price reduction, reinsurance cost reduction.

Ken Billingsley:  And the 7/1 renewals — I’m assuming that might move the needle a little bit more?

Craig Kliethermes:  We continue to see rate reduction, and the retentions did not change for any of those treaties. So they are maintained the same. Particularly the cat and the marine treaty we saw rate reductions. The D&O treaty was a little closer to flat.

Ken Billingsley:  And then just on the Prime Holdings service, I know it’s a very small piece here. But can you just talk maybe a little bit about maybe what was going on with their specialty businesses? Was there any particular items aligned, and what kind of conversation do you have with them if there’s any overlap with business that you may have some more experience in?

Jon Michael:  We do not have conversations with them in terms of overlap. That would be — that’s a no-no. They write their business. We write our business. So we are an investor in prime only.

Ken Billingsley:  So you wouldn’t have any —

Jon Michael:  And a reinsurer, obviously, too. But —

Ken Billingsley:  Okay. So it will probably be another quarter before you have that information to review, anyway? Is that correct?

Jon Michael:  No. We are competitors, potential competitors. So we really can’t talk to them about any particular account or any rates or anything like that. That would be a true no-no in our business to do that. We know what kind of business they are writing. They know what kind of business we are writing, and that’s about it. So I don’t know. Anybody else?

Mike Stone:  I would say by and large they are not really in the same space that we are in, but they are in the surplus lines business. But they tend to be in truly surplus lines business, and we are a little surplus lines light. But it doesn’t mean that on an account-by-account basis we couldn’t very well be competitors. So we are not talking about individual accounts with them or markets or anything like that. But we believe they are good underwriters and have a good track record, and we have enjoyed the relationship so far.

Ken Billingsley:  Thank you. The last question is — and I apologize if you may have talked about this already — I believe in the past you’ve talked about earthquake as a line at least you have been shrinking. Can you talk about the plans there, or is it still too competitive that you are continuing to shrink your earthquake exposure, or is this starting to get more attractive with reinsurance costs pricing the way it is, or do you not play that game that you are not going to utilize cheaper reinsurance that might only be temporary?

Craig Kliethermes:  We have used reinsurance that has allowed us to compete in spots, although we still find that market increasingly competitive. So at the same time, we have given up some primary rate, we’ve also received some benefit of reinsurance reductions, which has allowed us to compete on some accounts on the margins. But we have shrunk our overall earthquake exposures over the last years because of the market. So we still think it’s a good business for us as part of a diversified portfolio, but it wouldn’t be one we are particularly looking to grow in in this space or at this time, I should say.

Jon Michael:  Ken, I would also say that our reinsurance panel has remained basically the same. So we are not reducing the security and taking rate reductions from less secure reinsurers.

Ken Billingsley:  Excellent. Thank you for taking my questions.

Operator:  (Operator Instructions). If there are no further questions, I would now like to turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Thank you all for attending. Another good quarter, just south of 80 combined ratio for the quarter. Premiums were up 7%, except for our canceled crop reinsurance business. Disciplined underwriting is our strongest core value as a Company, and I think all the speakers today talked about our disciplined underwriting, good claims handling and the like. And that certainly is a hallmark of RLI. Thanks, again, and we will talk to you next quarter.

Operator:  Thank you. Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112. Again, that’s 1-888-203-1112 with an ID of 7585792. This concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

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